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                                                                    EXHIBIT 14.1

Financial Code of Ethics


PacifiCare is committed to full and accurate financial disclosure in compliance with applicable laws, rules and regulations and to maintaining our books and records in accordance with applicable accounting policies, laws, rules and regulations. This Financial Code of Ethics (this "CODE") applies to our Chief Executive Officer, Chief Financial Officer, Controller and other persons performing similar functions (together, "FINANCIAL Professionals"). This Code sets forth specific policies to guide PacifiCare's Financial Professionals in the performance of their duties.

Although this Code addresses conduct that is particularly important to proper dealings with the people and entities with whom Financial Professionals interact, it cannot possibly describe every honest and ethical practice or principle related to financial reporting and accounting or the maintenance of corporate books and records. As an employee of PacifiCare, this Code reflects only one of many policies to which you are subject. Some of PacifiCare's other employee policies, including those described in the Employee Handbook, the Business Conduct Guidelines and the Insider Trading Policy, provide further guidance on and amplify this Code. IN ADDITION TO COMPLIANCE UNDER THOSE POLICIES, YOU ARE SEPARATELY BOUND BY THIS CODE AND IF YOU VIOLATE THIS CODE, YOU MAY BE SUBJECT TO DISCIPLINARY ACTION.

Waivers of this Code may be made only by PacifiCare's Board of Directors or a committee of the Board of the Directors and will be disclosed in accordance with applicable law.

All Financial Professionals shall adhere to, and advocate, the following general principles:

o Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interests between personal and professional relationships;

o Provide full, fair, accurate, timely and understandable public disclosure, in reports and documents filed with, or submitted, to the Securities and Exchange Commission and in other public communications made by PacifiCare;

o Take all reasonable measures to protect the confidentiality of non-public information about PacifiCare, our subsidiaries, our members, our providers and other contracting parties to whom we have an obligation of confidentiality obtained or created in connection with our financial activities and to prevent the unauthorized disclosure of such information unless required by applicable law, regulation, legal or regulatory process;

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o        Comply with applicable governmental rules and regulations and other appropriate private and public regulatory agencies; and

o Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or failing to disclose material facts known to you or allowing your independent judgment to be subordinated.

In addition, the integrity of our records and public disclosure depends on the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly, and the making of false or misleading entries is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to stockholders, members, providers, suppliers, creditors, employees and others with whom we do business. As a result, it is important that our books, accounts and other records accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities.

All Financial Professionals shall also adhere to and advocate the following principles:

o No Financial Professional may take or authorize any action that would cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

o All Financial Professionals must cooperate fully with our accounting department, as well as our independent public accountants and outside legal counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete; and

o No Financial Professional shall knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects; and

o No Financial Professional or any person acting under the direction of any Financial Professional shall directly or indirectly take any action to fraudulently influence, coerce, manipulate or mislead any independent public accountant or internal auditor engaged in the performance of an audit or review of financial statements of PacifiCare or its subsidiaries.

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Each Financial Professional shall bring to the attention of the Audit and Ethics
Committee any information he or she may have concerning:

o Significant deficiencies in the design or operation of internal controls that could adversely affect PacifiCare's ability to record, process, summarize and report financial data; or

o Any fraud, whether or not material, that involves any Financial Professional or any other employees who have a role in PacifiCare's financial reporting, disclosures or internal controls.

Each Financial Professional shall promptly bring to the attention of the General Counsel and/or the Audit and Ethics Committee any information he or she may have concerning violations of this Code or evidence of material violations of securities or other applicable laws, rules or regulations. PacifiCare's non-retaliation policy applies to persons who in good faith report a violation or suspected violation of this Code.

This Financial Code of Ethics is a statement of fundamental principles and key policies and procedures that govern PacifiCare's Financial Professionals in the conduct of PacifiCare's business. It is not intended to and does not constitute an employment contract or assurance of continued employment. This Code does not create any rights in any employee, member, provider, supplier, competitor, stockholder, creditor or any other person or entity.

Failure to observe the terms of the Financial Code of Ethics may result in disciplinary action, including termination of employment. Violations of this Code may also constitute violations of federal securities laws and regulations which may result in civil and criminal penalties.

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Acknowledgment

I acknowledge that I have received and read the PacifiCare Financial Code of Ethics. I agree to comply fully with the standards contained in the Code and PacifiCare's related policies and procedures. I understand that I have an obligation to report any suspected violations of the Financial Code of Ethics.



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Signature                               Title                               Date